Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces

Optimized Organizational Structure and Changes in Leadership

–Aligns Core Functions, Services and Talents to Meet Evolving Customer Needs and Expectations

–Former Chief Financial Officer Justin K. Bigham Named Chief Community Banking Officer

–Former Corporate Treasurer W. Jack Plants II Named Chief Financial Officer and Treasurer

WARSAW, N.Y. – February 9, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today announces a new organizational structure developed to meet evolving customer needs while aligning talent with leadership roles that position them and the Company for long-term success.

“We have a proven history of success by evolving with the future in mind,” said Martin K. Birmingham, President and Chief Executive Officer of Financial Institutions, Inc. and Five Star Bank. “Our commitment to proactive development, remaining agile and responding to change drives our success and positions us to meet today’s challenges and tomorrow’s opportunities. Organizational and leadership changes announced today were developed thoughtfully to align core functions, services and talents to meet the evolving needs and expectations of our customers. The promotions were also a result of our ongoing effort to deepen and develop organizational talent as the Company expands and matures.

“Our people are at the heart of our business, and this commitment to their growth demonstrates our confidence in their ability to lead the Company and the Bank into an innovative new chapter. With exemplary experience and industry knowledge, we are confident our entire stakeholder universe — customers, employees and community members — will continue to benefit from the guidance of these leaders.”

Under the new organizational structure, six executive leaders report directly to Birmingham in new or expanded roles and each will head a division in one of six core functional areas — Community, Finance, Administrative, Risk, Commercial and Legal/HR.

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Justin K. Bigham, Executive Vice President, Chief Community Banking Officer assumes leadership of the newly established Community Banking area. Community Banking is designed to advance and strengthen Five Star Bank’s customer journey and success across all major customer-facing functions including retail and small business banking, mortgage lending, consumer direct and indirect lending, marketing, retail and business product solutions, and insurance, with a focus on digital experience and data and analytics to drive customer insights. Bigham has served as Chief Financial Officer for the past two years. His new role will further develop his career and deploy his deep industry knowledge across key growth areas of our business.

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W. Jack Plants II, Senior Vice President, Chief Financial Officer and Treasurer will lead financial planning and analysis, accounting, tax, investor and external relations and treasury. Plants has more than 14 years of experience in bank finance and worked closely with Bigham during his tenure as Corporate Treasurer to further develop and refine his skill set in preparation for this career development opportunity.

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Sean M. Willett, Executive Vice President, Chief Administrative Officer will continue to lead the administrative function including operations, technology and enterprise data.  Under Willett’s leadership, the Company remains focused on meeting customers’ evolving digital banking needs by accelerating the Bank’s digital transformation launched in 2020 and developing enterprise data to understand and meet the unique needs of our customers. Key areas of concentration include the delivery of meaningful and innovative digital products to consumer and commercial customers, pursuing new digital opportunities and achieving operational efficiencies.

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Randall R. Phillips, Senior Vice President, Chief Risk Officer has assumed an expanded role that includes oversight of all areas of risk management, including compliance, enterprise risk management, credit risk management, BSA/AML & OFAC, information security and physical security. Phillips’ direct reporting relationship to the Chief Executive Officer enhances independence of the risk management function.

•	Kevin B. Quinn, Senior Vice President, Chief Commercial Banking Officer will lead all commercial banking functions and community development. Quinn previously served as Commercial Banking Executive.

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Samuel J. Burruano Jr., Executive Vice President, Chief Legal Officer and Corporate Secretary will continue to oversee legal, governance and human resources; provide executive support to our audit department; and lead execution of the Company’s ESG-related strategies. Burruano previously served as General Counsel and Corporate Secretary.

Birmingham added, “Justin served with distinction as our Chief Financial Officer and has proven himself a trusted partner to me, our Board of Directors and senior leadership. I am very pleased that he will now leverage his diverse background and experience to help us advance and strengthen Five Star Bank’s customer journey and success across all major customer-facing functions.

“Jack significantly advanced the maturity of our treasury division since joining Five Star Bank and was integrally involved in last year’s capital market activities and the execution of balance sheet strategies. He has clearly demonstrated his capabilities and readiness to assume the role of Chief Financial Officer and Treasurer.”

Three Five Star Bank commercial banking promotions were also announced today.

•	Craig J. Burton was named Senior Vice President, Commercial Real Estate Executive and Finger Lakes/Southern Tier NY Regional President.

•	Alison K. Miller was named Senior Vice President, Commercial and Industrial Executive and Central NY Regional President.

•	Patrick C. Keating was named Senior Vice President, Commercial Market Executive and Western NY Regional President.

Regional President roles enhance Five Star Bank’s brand and profile in the markets we serve, empowering Burton, Miller and Keating to build upon their strong commercial and community relationships developed over the years and leverage collaborative efforts with their banking, insurance and wealth partners.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of approximately 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362 or sjdoran@five-starbank.com